Exhibit 99.1

TFF Pharmaceuticals

2023 Corporate Update Conference Call Script

Thursday, February 16, 2023; 4:30 pm ET

Event Speakers:

Corey Davis

Bill Begien

Harlan Weisman

Zamaneh Mikhak

Operator

Good morning, ladies and gentlemen, and welcome to the TFF Pharmaceuticals 2023 Corporate Update Conference Call.

As a reminder, this conference is being recorded.

I will now turn the call over to our host, Corey Davis of LifeSci Advisors. You may begin your conference.

Corey:

Thank you, Operator.

Hello everyone, and welcome to TFF Pharmaceuticals’ 2023 Corporate Update Conference Call.

With me on the line this afternoon is Dr. Harlan Weisman, Chief Executive Officer of TFF Pharmaceuticals, Dr. Zamaneh Mikhak, Chief Medical Officer, Kirk Coleman, Chief Financial Officer, and Bill Begien, Vice President of Investor Relations.

I need to read the disclaimer about forward-looking statements that may be made in this call, and that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from the statements made. Factors that could cause actual results to differ are described in all our filings with the U.S. Securities and Exchange Commission, including the Risk Factors section of our 2021 Annual Report on Form 10-K filed with the SEC.

And now it’s my pleasure to turn the call over to Mr. Bill Begien. Bill?

Bill:

Thank you, Corey, and good afternoon, everyone, thank you for joining us for our 2023 Corporate Update conference call. My name is Bill Begien, I’m the Vice President of Investor Relations with TFF Pharmaceuticals. Joining me on the call today are the two newest members of our senior management team; Dr. Harlan Weisman, Chief Executive Officer, and Dr. Zamaneh Mikhak, Chief Medical Officer. The purpose of today’s call is to provide the investment community with a clear vision of TFF’s corporate strategy under our new leadership and to discuss many of the significant and positive changes that we are implementing.

Also, I would invite all of you on today’s call to review our recently updated corporate presentation, which can now be accessed under the Investor Relations section of TFF Pharmaceutical’s corporate website – and also filed as an 8k with the SEC. Finally, I would also note that in light of the material being covered in today’s call, we will be issuing a press release of our 4th quarter earnings and filing a 10k in March as always, but TFF will not hold a fourth quarter earnings conference call.

As you all know, late last year TFF announced a change in leadership. Dr. Weisman, who had previously served as Vice Chairman of the Board of TFF, was appointed interim CEO. And a week ago on February 8th,, we announced that Dr. Weisman was appointed TFF’s CEO on a permanent basis. In a moment, Harlan will share his new vision for the company, the exciting opportunities that lie ahead, and what these changes ultimately mean for growing shareholder value.

In early January, we announced the appointment of TFF’s first Chief Medical Officer, Dr. Zamaneh Mikhak. Among the many changes that are taking place at TFF, Zamaneh’s appointment should send a clear signal that advancing our promising drug candidates through the clinic and expanding our pipeline are of the highest priorities for our company. Later, on this call, Zamaneh will speak to TFF’s clinical-stage programs and what she sees as the most promising opportunities to grow our pipeline.

Following remarks by Harlan and Zamaneh, we will then open up the call for a Question-and-Answer session. With that, I’ll now turn the call over to our Chief Executive Officer, Dr. Weisman. Harlan?

Harlan:

Thank you, Bill. It’s a pleasure to be here today to address the investment community and explain why I’m so excited to lead TFF Pharmaceuticals.

I’ve spent most of my career overseeing the development of major pharmaceutical products, including some of the leading biologic therapies that have generated multiple billions in global revenues. Invariably, the success of these programs was driven by advancing a highly innovative drug candidate through a rigorous, well-defined clinical program with a clear pathway to registration. Through this effort, significant value was created for investors, employees, and most importantly for patients. Today, I can tell you without reservation, TFF will be focused on building value for our shareholders by applying this same business model that has become a proven template for the pharmaceutical industry.

Until this point, investors have largely perceived TFF as a technology platform company, whose core mission was to license its technology to large pharma and biotech companies. The Company’s prior communication materials reflected this orientation, including the prior corporate presentation and prior quarterly earnings calls. Moving forward, as TFF transitions to its next phase, our core mission is to develop and bring to market high value products from our own pipeline based on our thin film freezing technology.

The impetus behind this change in strategy is two-fold: first, the TFF Board and its new management team believe the best way to build shareholder value is to continue advancing our 100%-owned clinical-stage pipeline drug candidates, TFF VORI and TFF TAC, each of which has the potential to redefine the current standard of care. Second, we believe now is the ideal time to make this change. In 2023, we expect important data readouts from both programs, which will provide clinical validation of our technology. Our company must therefore be fully committed and prepared to advance both programs to the next stage of clinical development, while also thinking about the most expeditious and cost-effective pathways to registration. We cannot execute on this front unless we are fully committed to providing the resources to ensure each program has the best chance to succeed.

To be clear, I fully expect TFF will continue to benefit from our collaborative activity, including our foundational relationship with Dr. Bill Williams and his talented team at the University of Texas at Austin. Thanks in no small part to Bill’s team’s prolific research activities and extensive publications, thin film freezing is now widely recognized as one of the most important advances in pharmaceutical formulation technology over the last several decades. We will continue to work collaboratively with Bill and his team and look forward to sharing additional research over time.

We don’t expect that our new product development strategy focus will limit the upside potential from TFF’s ongoing partnerships and fully anticipate that our partners will continue to evaluate our technology. We remain active and engaged on the BD front. But the overarching emphasis is now being placed on value-creating activities which TFF has direct control over, specifically the advancement of our proprietary drug candidates. As a company, we simply cannot put our future in the hands of others, waiting on decisions that may or may not culminate in a formal transaction, particularly when we have clinical-stage assets that hold such tremendous potential.

I also think it’s important that everyone recognize the dynamic relationship between our product development efforts and our collaborations. Through our many industry, academic and government relationships, TFF has significantly increased our understanding of how thin film freezing can be applied in multiple disease areas and formulated across a breadth of molecular structures, including small molecules, peptides, monoclonal antibodies, antisense molecules, and vaccines.

Despite our success in demonstrating the feasibility of thin film freezing technology, thus far we have yet to translate these collaborations into meaningful business development deals. This underscores our decision to emphasize value creation through our own pipeline.

While TFF VORI and TFF TAC will remain our primary product development focus, the knowledge gained from our collaborations will also help TFF evaluate future in-licensing opportunities or reformulations of known molecules that could be improved with our platform. We intend to leverage this advantage to gradually expand our pipeline in a highly selective manner.

So how are we actively making this transition and what does this mean for the investment opportunity in TFF? First and foremost, we are fully leveraging our R&D talent to accelerate product development, and the recent appointment of Dr. Mikhak as TFF’s first Chief Medical Officer further reflects this commitment. As all of you know, managing clinical trials is a complex undertaking that requires operational excellence and the highest level of commitment and accountability from our employees and vendors. Today, I can assure our investors that this is my number one priority as CEO of TFF. We are reviewing every existing relationship with our outside partners, tightening up processes and logistics, and making sure we have realistic timelines in place that can be met.

Second, the best way to create value in drug development is to advance therapies that have the potential to significantly improve upon the standard of care. As I’ve already mentioned, the TFF VORI and TFF TAC programs are each positioned uniquely to address the significant unmet medical need in their respective therapeutic areas, and Zamaneh will expand upon these product attributes shortly.

Depending upon the end markets, we also believe that TFF could successfully adopt a commercial model that leverages a small specialty focused salesforce if we decide to go that route. Our two lead candidates are examples of products that would fit such a model. That being said, we will remain open to licensing these assets during late-stage development, assuming attractive enough economic terms that would benefit our shareholders and help us reinvest and grow our pipeline.

Finally, our collaborative activity and business development initiatives remain ongoing. As a Board member for TFF, I was well aware of the disappointment from not consummating a major licensing deal last year. As investors know, there are inherent vagaries with trying to predict when a partner will decide to move forward with a project to a point that would precipitate a licensing deal or if it will continue in earlier-stage, pilot testing. These are decisions that are entirely out of our hands and frequently involve inputs that have nothing to do with the strength of our technology. We therefore believe it’s prudent to take a more conservative approach with respect to issuing guidance surrounding possible licensing deal announcements. Going forward, we will not provide specific timelines or guidance until we have a deal in place that we can announce publicly.

However, let me make two points on this. First, the vast majority of work being done through our existing collaborations has only served to increase my confidence in the broad applicability of our technology. Investors should NOT interpret our new position on guidance as in any way reflecting poorly upon our technology or the results from our partners’ pilot work.

Second, as we all know, larger companies tend to be more conservative in adopting new technologies, particularly when it relates to applying an entirely new formulation to clinical-stage assets, which require significant investment. As the TFF VORI and TFF TAC programs continue to move forward in clinical trials, I believe the success of these programs will demonstrate the clinical utility of thin film freezing. It is my view that our product development success will translate into increasing confidence from our partners that thin film freezing can be applied to their pipeline assets and successfully scaled up for use in larger clinical studies.

Having reviewed our strategy, let me now spend a few minutes on execution. Without question, generating strong proof-of-concept clinical data in our TFF VORI and TFF TAC programs remains the most important focus for our company.

We expect initial data readouts for both programs sometime later this year. However, we will no longer be providing specific guidance on the exact timing for these updates, and we do not expect to report data from either program in the first quarter of 2023. That being said, I will say unequivocally that, if we can demonstrate strong proof-of-concept data in the Phase 2 VORI and TAC studies, these readouts should serve as major catalysts for TFF in 2023.

Consistent with our new product development strategy, investors can also expect TFF to provide more detailed information on the VORI and TAC clinical programs and commercial opportunities in our investor materials. From my perspective as CEO, it’s mission-critical that investors understand the value creation that is taking place within our pipeline and the significant growth opportunities that lie ahead for us. Thin film freezing will obviously remain central to our competitive advantage, but as a product development company, it’s also essential that we clearly articulate the clinical attributes that provide a solution to the unmet medical needs of patients.

Efficient use of capital is another major priority for me and for TFF. All of the company’s operational expenses are being reviewed, and we are eliminating redundancies to ensure that we remain faithful stewards of our investors’ capital.

With that, I’d now like to turn the call over to our Chief Medical Officer, Dr. Mikhak, to discuss her perspectives on our technology and our pipeline. Zamaneh?

Zamaneh

Thank you, Harlan. I am pleased to be here today to introduce myself and tell you why I decided to join TFF Pharmaceuticals.

Optimizing drug delivery to the site of disease pathogenesis remains an elusive challenge facing the drug development industry. Only a small proportion of systemically administered drugs reach their intended target and systemic toxicities often limit the efficacy potential of many active drugs. And that’s why, in my view, TFF Pharmaceuticals represents such a unique and compelling opportunity. Through its proprietary thin film freezing technology platform, TFF Pharmaceuticals is one of the few companies that is entirely dedicated to addressing the challenges of drug delivery.

As a pediatric allergist/immunologist, I spent the majority of my clinical career taking care of patients with respiratory diseases. Alongside seeing patients in the clinic, I conducted basic and translational research at Massachusetts General Hospital focusing on lung immunology. So, when I was approached about the opportunity at TFF, the prospect of developing drugs in the respiratory space was in general very appealing to me. More specifically, I saw promise in TFF’s VORI and TAC programs and a very tangible opportunity to make a meaningful difference in patient outcomes, which would organically translate into shareholder value.

The Voriconazole program targets patients with invasive pulmonary aspergillosis (IPA), which is a form of fungal lung infection. The mortality rate from this infection is about 30% in 12 weeks despite standard of care therapy, an astonishing rate when one considers that the mortality rate from COVID-19 is about 1%. Therefore, there is a significant unmet medical need in IPA. The TFF VORI program takes Voriconazole, a first-line drug with proven efficacy, and makes it better by delivering it directly into the lung, the site of fungal infection, to improve clinical outcomes.

The failure rate with IV or oral Voriconazole can be attributed largely to four factors, and the TFF inhaled dry powder Voriconazole would address 3 out of 4. First, some patients can’t absorb Voriconazole well. Second, in some patients the dose needs to be decreased to sub-optimal levels due to toxicity. Third, in others, the dose needs to be decreased to sub-optimal levels due to drug-drug interactions. Fourth, patient may be infected with a resistant strain. The direct delivery of Voriconazole deep into the lung would bypass the need for absorption through the gastrointestinal tract and addresses the first issue. Direct lung delivery would minimize systemic exposures and therefore systemic toxicities and drug-drug interactions, addressing the second and third issue. As to the fourth issue, the rate of Voriconazole resistance varies with the geographic region and is estimated to be about 5-10% in the US. Direct delivery into the lung would achieve high lung concentrations to drive efficacy in the setting of Voriconazole responsiveness and may also capture some of the organisms with low level of resistance.

The data from the compassionate use of TFF VORI in two patients with invasive pulmonary fungal infections reinforced these points for me. Both patients were lung transplant recipients on Tacrolimus, a drug with known renal toxicity. Both had been previously treated with systemic Voriconazole and Posaconazole and experienced toxicities such as gastrointestinal complications, rash, fatigue and hair loss. TFF VORI was given at 80 mg twice a day to both patients. One patient cleared her infection within 6 weeks of treatment and experienced no relapse once treatment was stopped after 13 weeks. No adjustment to Tacrolimus dose was needed, which speaks to the absence of drug-drug interactions. The other patient had required hospitalization for the treatment of fungal infection in 6 of the previous 12 months with significant deterioration in lung function. The patient was treated with TFF VORI for 6 months, leading to stabilization of lung function, improvement in lung lesions on chest CT, and no need for hospitalization for IPA. Again, there was no evidence of drug-drug interactions between TFF Vori and Tacrolimus. Since discontinuation of TFF VORI, the patient has required 2 hospitalizations in 3 months for IPA.

Similar to the VORI program, the TFF TAC program aims to address another area of significant unmet medical need, prevention of rejection in lung transplant, where 5-year mortality is as high as 50% in lung transplant recipients. The TFF TAC program again takes Tacrolimus, the first line calcineurin inhibitor with known efficacy and makes it better by delivering it directly into the lung, the site of inflammation that leads to rejection and graft failure. Higher lung levels are expected to drive efficacy locally enabling a decrease in systemic exposures to minimize toxicity. I should also mention that in addition to the overall promise offered by the VORI and TAC programs, I felt that the possibility of success of the two programs was overall quite high from a clinical development and commercial perspective given that the therapeutic modalities used, Voriconazole and Tacrolimus, are familiar drugs with years of track record of use and proven efficacy.

Looking beyond TFF VORI and TAC, the depth of research surrounding thin film freezing technology, including many of the peer-reviewed publications that have demonstrated how this technology could optimize drug delivery is quite impressive. I see a great opportunity to apply thin film freezing technology to address a variety of respiratory diseases using already approved or investigational molecules. This is an area of significant interest at TFF as we continue to build a pipeline of drugs to address the unmet medical needs in respiratory diseases.

I’ll now turn the call back over to Bill.

Bill:

Thanks very much, Zamaneh. That concludes our formal remarks, and we’d now like to open the call up for the Question-and-Answer session. Operator?

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